                                                                    Exhibit 99.1


                                               Media Inquiries:     312/606-4356
                                               Investors Relations: 312/606-4125



               USG CORPORATION REPORTS SECOND QUARTER NET SALES OF
                  $914 MILLION AND NET EARNINGS OF $31 MILLION

         CHICAGO, July 29, 2003 -- USG Corporation (NYSE:USG), a leading building products company, today reported second quarter net sales of $914 million and net earnings of $31 million. Net sales increased $29 million while net earnings declined $17 million compared with the second quarter of last year. While sales increased, profitability was hurt by higher costs related to energy, raw materials, employee benefits and insurance premiums. Diluted earnings per share for the second quarter of 2003 were $0.73 compared with $1.11 in the same period a year ago.

         "We continued to grow and strengthen our core businesses during the quarter by focusing on customer service, operating efficiencies and selective growth opportunities," said USG Corporation Chairman, CEO and President William
C. Foote. "These improvements were not fully reflected in our bottom line, though, due to higher cost factors, especially the rise in natural gas prices. These cost pressures are likely to continue in the near term, and the corporation is focusing on ways to offset them."

         Net sales for the first six months of 2003 were $1,776 million versus net sales of $1,714 million for the same period in 2002. USG reported net earnings of $37 million for the first six months of this year compared with a net loss of $22 million for the same period last year.



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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/2

         Results in both six-month periods included charges related to adoption of new accounting standards. Net earnings for the current six months include a noncash, after-tax charge of $16 million related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations." Included in the six months results of 2002 was a noncash, nontaxable charge of $96 million related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Earnings before the cumulative effect of these accounting changes were $53 million for the first half of 2003 and $74 million for the first half of 2002.

         Diluted earnings per share for the first six months of 2003 were $0.86 compared to a diluted loss per share of $0.52 for the first six months of 2002. Diluted earnings per share for the first six months of 2003 and 2002, before the cumulative effect of the aforementioned accounting changes, were $1.24 and $1.71, respectively.

         For many years, USG has actively supported proposals for federal legislation addressing asbestos personal injury claims. On July 10, 2003, the Judiciary Committee of the United States Senate narrowly approved the Fairness in Asbestos Injury Resolution Act of 2003 (Senate Bill 1125, the "FAIR Act"), which is intended to establish a nationally administered trust to compensate asbestos personal injury claimants. Commenting on the proposed legislation, Foote said, "USG remains supportive of the efforts of Senator Orrin Hatch and his Republican and Democratic colleagues to enact asbestos litigation reform legislation in this session of Congress. The FAIR Act is a work in progress and we are hopeful that Congress will find a solution that is fair to those people who are truly suffering from an asbestos-related disease, as well as the many employees, retirees, shareholders and others who continue to be harmed under the current system." With the legislative process still underway, it is unclear whether or when national legislation will be enacted or how the terms of such legislation might affect USG.



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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/3

NORTH AMERICAN GYPSUM

         USG's North American gypsum business recorded net sales of $566 million and operating profit of $47 million. Net sales increased by $15 million while operating profit declined $34 million compared to the second quarter of 2002. The decline in profitability was primarily due to higher manufacturing and other costs.

         United States Gypsum Company ("U.S. Gypsum") recorded second quarter 2003 net sales of $512 million and operating profit of $36 million, an increase of $9 million and a decline of $32 million, respectively, compared with the second quarter of 2002. Most of the decline in U.S. Gypsum's operating profit came from higher manufacturing costs and lower realized prices for the company's SHEETROCK Brand gypsum wallboard. The increased cost of production was primarily due to higher natural gas and waste paper prices. Market prices for natural gas were up nearly 60 percent in the second quarter of 2003 versus the same period in 2002.

         U.S. Gypsum's nationwide average realized price of wallboard was $100.47 per thousand square feet during the second quarter compared to $102.13 in the second quarter of last year. Shipments of U.S. Gypsum's SHEETROCK(R) Brand gypsum wallboard remained strong in the second quarter, totaling 2.6 billion square feet, which was the same level of shipments as in the second quarter last year.


         During the second quarter, U.S. Gypsum continued to grow sales of its complementary products and achieved record second quarter shipments of SHEETROCK(R) Brand joint compounds, DUROCK(R) Brand cement board products and FIBEROCK(R) Brand gypsum fiber panels. Despite this growth, profitability of complementary products in the second quarter declined versus last year's second quarter primarily due to higher material costs.



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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/4

         The gypsum division of Canada-based CGC Inc. reported second quarter 2003 net sales of $62 million and operating profit of $7 million. Sales increased by $6 million, while operating profit remained at the same level as the prior year. Almost all of the improvement in sales was due to the strengthening of the Canadian dollar versus the U.S. dollar. The favorable currency impact on profitability was offset by higher operating costs.

WORLDWIDE CEILINGS

         USG's worldwide ceilings business reported second quarter net sales of $154 million and operating profit of $9 million. Sales and operating profit declined $4 million and $2 million, respectively, compared to the second quarter of 2002. The decline in sales was primarily the result of continued lower levels of demand for commercial ceiling products. Reflecting those conditions, second quarter 2003 net sales for USG's domestic ceilings business, USG Interiors, declined by $3 million while net sales for USG International were down $2 million, compared to the second quarter of 2002. Sales at the ceilings division of CGC Inc. increased by $1 million in the quarter.

         USG Interiors reported an operating profit of $7 million compared with $11 million in the second quarter of 2002. The decline in profitability was largely due to lower shipments, an increase in the cost of steel and higher energy costs. While those cost increases have been partiallyoffset by higher selling prices and improved operating efficiencies, margins remain under pressure.

         USG International reported an operating profit of $1 million, compared to an operating loss of $2 million in last year's second quarter. Despite lower sales in the quarter, profitability improved due to steps the company took to downsize its European ceilings business in the fourth



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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/5

quarter of last year. The ceilings division of CGC Inc. reported an operating profit of $1 million compared to $2 million in last year's second quarter. Increased manufacturing costs more than offset the benefit of the stronger Canadian dollar.

BUILDING PRODUCTS DISTRIBUTION

         L&W Supply, USG's building products distribution business, reported second quarter 2003 net sales of $325 million and operating profit of $16 million. Sales and operating profit increased $19 million and $3 million, respectively, over the second quarter of 2002. The higher sales and profit primarily reflect increased shipments of gypsum wallboard, improved operating efficiencies and increased sales of complementary building products, primarily drywall metal, joint treatment, ceiling products and roofing. L&W's wallboard shipments set a quarterly record for the company.

         L&W operates 183 locations in the U.S. that distribute a variety of gypsum and ceilings products, as well as related building materials.

OTHER CONSOLIDATED INFORMATION

         Second quarter 2003 selling and administrative expenses of $81 million increased by $1 million versus the second quarter of 2002. Selling and administrative expenses as a percent of net sales were 9 percent, the same level as in last year's second quarter.

         Interest expense of $2 million was incurred in the second quarter of 2003, the same level as the same period a year ago. Under AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," virtually all of USG's outstanding debt is classified as liabilities subject to compromise, and interest expense on



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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/6

this debt is not accrued or recorded. Contractual interest expense not accrued or recorded on pre-petition debt totaled $18 million in the second quarter of 2003 and $36 million during the first half of the year.

         USG incurred Chapter 11 reorganization expenses of $3 million in the second quarter of 2003. This consisted of $5 million in legal and financial advisory fees, partially offset by $2 million in interest income. Under SOP 90-7, interest income on cash held by entities in bankruptcy is offset against Chapter 11 reorganization expenses.

         As of June 30, 2003, USG had $788 million of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, compared to $768 million as of March 31, 2003. Capital expenditures in the second quarter of 2003 were $19 million compared with $23 million in the corresponding 2002 period. For the first six months of 2003, capital expenditures were $36 million versus $38 million in the first six months of 2002.

         In June, USG elected to terminate its $100 million debtor-in-possession financing facility, which was used largely for the issuance of standby letters of credit needed to support business operations. It was replaced with a three-year, $100 million credit agreement with LaSalle Bank that is used exclusively for supporting the issuance of standby letters of credit. As of June 30, 2003, $21 million in cash collateral was posted to back up outstanding letters of credit, and this amount is reported as restricted cash on the consolidated balance sheet. About $16 million of the cash collateral is expected to be released during the third quarter of 2003.

CHAPTER 11 REORGANIZATION

         On June 25, 2001, USG Corporation and 10 of its subsidiaries (the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. This action was taken to resolve asbestos-


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

USG CORPORATION REPORTS SECOND QUARTER RESULTS/7

related claims in a fair and equitable manner, to protect the long-term value of USG's businesses, to maintain their leadership positions in their markets and to protect the interests of USG's stakeholders. The Chapter 11 cases have been consolidated for purposes of joint administration as In re: USG Corporation et al. (case no. 01-2094).

         On February 19, a federal judge in USG's case issued a Memorandum Opinion and Order setting forth a procedure for estimating liability for asbestos personal injury claims alleging cancer. Pursuant to the Order, on March 21, 2003, the Debtors submitted a proposed timetable for a bar date for cancer claims, a proposed proof of claim form, and a plan for providing notice of the bar date. At this time, the court has not issued an order regarding the Debtors' proposals or set a date for a hearing on estimation of the Debtors' asbestos personal injury claims.

         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products: cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

                                      # # #

This report contains forward-looking statements related to management's expectations about future conditions. The effects of the Chapter 11 reorganization of USG and its principal domestic subsidiaries and the conduct, outcome and costs of the Chapter 11 reorganization, as well as the ultimate costs associated with the Corporation's asbestos litigation, may differ from management's expectations. Actual business or other conditions may also differ significantly from management's expectations and accordingly affect the Corporation's sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of the global war on terrorism upon domestic and international economies and financial markets. The Corporation assumes no obligation to update any forward-looking information contained in this report.

                                 USG CORPORATION
                       CONSOLIDATED STATEMENT OF EARNINGS
                   (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        THREE MONTHS                         SIX MONTHS
                                                        ENDED JUNE 30,                      ENDED JUNE 30,
                                               --------------------------------    --------------------------------
                                                    2003              2002              2003              2002
                                               --------------    --------------    --------------    --------------
Net sales                                      $          914    $          885    $        1,776    $        1,714

Cost of products sold                                     780               718             1,525             1,415

Selling & administrative expenses                          81                80               161               162

Chapter 11 reorganization expenses                          3                 7                 5                 9
                                               --------------    --------------    --------------    --------------

Operating profit                                           50                80                85               128

Interest expense                                            2                 2                 3                 3

Interest income                                            (1)               (1)               (2)               (2)

Other income, net                                          (5)               (2)               (5)               (1)
                                               --------------    --------------    --------------    --------------

Earnings before income taxes and
cumulative effect of accounting change                     54                81                89               128

Income taxes                                               23                33                36                54
                                               --------------    --------------    --------------    --------------

Earnings before cumulative effect
of accounting change                                       31                48                53                74
                                               --------------    --------------    --------------    --------------

Cumulative effect of accounting
change, net of tax                                          -                 -               (16)              (96)
                                               --------------    --------------    --------------    --------------

Net earnings (loss)                                        31                48                37               (22)
                                               ==============    ==============    ==============    ==============


EARNINGS (LOSS) PER COMMON SHARE:

  Basic and diluted before cumulative effect
  of accounting change                                   0.73              1.11              1.24              1.71

  Cumulative effect of accounting change                    -                 -             (0.37)            (2.22)
                                               --------------    --------------    --------------    --------------

  Basic and diluted *                                    0.73              1.11              0.86             (0.52)
                                               ==============    ==============    ==============    ==============


OTHER INFORMATION:
Depreciation, depletion and amortization                   27                25                52                51
Capital expenditures                                       19                23                36                38
Dividends paid per common share                             -                 -                 -                 -

Average common shares                              43,045,854        43,250,655        43,097,190        43,309,735
Average diluted common shares                      43,045,854        43,250,655        43,097,190        43,309,735

* The sum of the per-share components may not be the same as the total.

                                 USG CORPORATION
                              CORE BUSINESS RESULTS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                               THREE MONTHS                        SIX MONTHS
                                                               ENDED JUNE 30,                     ENDED JUNE 30,
                                                      -------------------------------     -------------------------------
                                                          2003              2002              2003              2002
                                                      -------------     -------------     -------------     -------------
NET SALES:
----------

NORTH AMERICAN GYPSUM:
U.S. Gypsum Company                                   $      512         $      503         $    1,008         $      986
CGC Inc. (gypsum)                                             62                 56                119                106
Other subsidiaries*                                           35                 34                 63                 64
Eliminations                                                 (43)               (42)               (82)               (80)
                                                      ----------         ----------         ----------         ----------
Total                                                        566                551              1,108              1,076
                                                      ----------         ----------         ----------         ----------

WORLDWIDE CEILINGS:
USG Interiors, Inc.                                          114                117                224                228
USG International                                             42                 44                 82                 86
CGC Inc. (ceilings)                                           12                 11                 22                 21
Eliminations                                                 (14)               (14)               (27)               (29)
                                                      ----------         ----------         ----------         ----------
Total                                                        154                158                301                306
                                                      ----------         ----------         ----------         ----------

BUILDING PRODUCTS DISTRIBUTION:
L&W Supply Corporation                                       325                306                620                581
                                                      ----------         ----------         ----------         ----------

Eliminations                                                (131)              (130)              (253)              (249)
                                                      ----------         ----------         ----------         ----------
Total USG Corporation                                        914                885              1,776              1,714
                                                      ==========         ==========         ==========         ==========


OPERATING PROFIT (LOSS):
-----------------------

NORTH AMERICAN GYPSUM:
U.S. Gypsum Company                                           36                 68                 66                114
CGC Inc. (gypsum)                                              7                  7                 12                 13
Other subsidiaries*                                            4                  6                  7                 12
                                                      ----------         ----------         ----------         ----------
Total                                                         47                 81                 85                139
                                                      ----------         ----------         ----------         ----------

WORLDWIDE CEILINGS:
USG Interiors, Inc.                                            7                 11                 13                 18
USG International                                              1                 (2)                 2                 (5)
CGC Inc. (ceilings)                                            1                  2                  2                  3
                                                      ----------         ----------         ----------         ----------
Total                                                          9                 11                 17                 16
                                                      ----------         ----------         ----------         ----------

BUILDING PRODUCTS DISTRIBUTION:
L&W Supply Corporation                                        16                 13                 24                 20
                                                      ----------         ----------         ----------         ----------

Corporate                                                    (18)               (17)               (36)               (37)
Chapter 11 reorganization expenses                            (3)                (7)                (5)                (9)
Eliminations                                                  (1)                (1)                 -                 (1)
                                                      ----------         ----------         ----------         ----------
Total USG Corporation                                         50                 80                 85                128
                                                      ==========         ==========         ==========         ==========


*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

                                 USG CORPORATION
                           CONSOLIDATED BALANCE SHEET
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                          AS OF                   AS OF
                                                                         JUNE 30,              DECEMBER 31,
                                                                          2003                    2002
                                                                     ----------------        ----------------
ASSETS
Current Assets:
Cash and cash equivalents                                              $        529            $        649
Short-term marketable securities                                                 66                      50
Receivables (net of reserves - $17 and $17)                                     369                     284
Inventories                                                                     287                     270
Income taxes receivable                                                          11                      14
Deferred income taxes                                                            51                      49
Restricted cash                                                                  21                       -
Other current assets                                                             76                      77
                                                                       ------------            ------------

Total current assets                                                          1,410                   1,393

Long-term marketable securities                                                 172                     131
Property, plant and equipment (net of accumulated
depreciation and depletion - $761 and $701)                                   1,794                   1,788
Deferred income taxes                                                           190                     199
Other assets                                                                    109                     106
                                                                       ------------            ------------

TOTAL ASSETS                                                                  3,675                   3,617
                                                                       ============            ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                                200                     170
Accrued expenses                                                                189                     243
Income taxes payable                                                             27                      25
                                                                       ------------            ------------

Total current liabilities                                                       416                     438

Long-term debt                                                                    2                       2
Other liabilities                                                               406                     370
Liabilities subject to compromise                                             2,255                   2,272

Stockholders' Equity:
Preferred stock                                                                   -                       -
Common stock                                                                      5                       5
Treasury stock                                                                 (258)                   (257)
Capital received in excess of par value                                         414                     412
Accumulated other comprehensive loss                                             (9)                    (32)
Retained earnings                                                               444                     407
                                                                       ------------            ------------

Total stockholders' equity                                                      596                     535
                                                                       ------------            ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    3,675                   3,617
                                                                       ============            ============
